Exhibit 23(e)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 (Registration No. 333-127124) of Bank of America Corporation, and in the related Prospectuses, pertaining to the MBNA Corporation 401(k) Plus Savings Plan, of our report dated June 24, 2005, with respect to the financial statements and schedule of the MBNA Corporation 401(k) Plus Savings Plan included in the Annual Report (Form 11-K) of the MBNA Corporation 401(k) Plus Savings Plan for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

December 29, 2005